ex-4q

[2900 Westchester Avenue
Purchase, New York 10577
www.jackson.com]

Thank you for choosing Jackson National Life Insurance Company of New York, hereinafter also referred to as
"the Company" or "Jackson of NY". If You have any questions, please contact the Company at the Service Center address and telephone number shown on the Contract Data Page.

THIS ANNUITY CONTRACT IS ISSUED BY THE COMPANY AND IS A LEGAL AGREEMENT BETWEEN THE OWNER ("YOU") AND JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK.

READ YOUR CONTRACT CAREFULLY.

THE VALUE OF AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT DURING THE ACCUMULATION AND ANNUITY PERIODS IS NOT GUARANTEED AND MAY INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE FUND UNDERLYING THE SEPARATE ACCOUNT.

IF THE ACTUAL INVESTMENT RATES EXPERIENCED BY THE SEPARATE ACCOUNT ASSETS ARE LESS THAN 2.80%, VARIABLE ANNUITY PAYMENTS WILL DECREASE OVER TIME.

THE FIXED ACCOUNT MINIMUM INTEREST RATE FOR THIS CONTRACT WILL BE REDETERMINED
ON THE REDETERMINATION DATE ANNUALLY EACH JANUARY.

AMOUNTS ALLOCATED TO THE FIXED ACCOUNT WILL EARN INTEREST AT THE CURRENT INTEREST RATE FOR THE DURATION OF THE FIXED ACCOUNT OPTION PERIOD. THE INTEREST RATE CREDITED FOR SUBSEQUENT PERIODS IS SUBJECT TO CHANGE AS DECLARED BY THE COMPANY.

PLEASE REVIEW THE CONTRACT DATA PAGES FOR CONTRACT CHARGES.

PLEASE READ THE IMPORTANT CONTRACT DISCLOSURES
ON THE FOLLOWING PAGE.

NOTICE OF RIGHT TO EXAMINE
YOU MAY RETURN THIS CONTRACT TO THE SELLING PRODUCER OR JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK WITHIN 20 DAYS AFTER YOU RECEIVE IT. UPON RECEIPT OF THIS CONTRACT, THE COMPANY WILL REFUND THE FULL PREMIUM ALLOCATED TO THE FIXED ACCOUNT LESS ANY WITHDRAWALS FROM THE FIXED ACCOUNT, PLUS THE SEPARATE ACCOUNT CONTRACT VALUE, LESS ANY CONTRACT ENHANCEMENT. UPON SUCH REFUND, THIS CONTRACT SHALL BE VOID. THE EFFECTIVE DATE OF THE SURRENDER, AND THE DATE THE INVESTMENT DIVISIONS IN THE SEPARATE ACCOUNT WILL BE VALUED, WILL BE THE DATE THE CONTRACT WAS MAILED TO THE COMPANY, OR RETURNED TO THE SELLING PRODUCER.

INDIVIDUAL DEFERRED VARIABLE AND FIXED ANNUITY CONTRACT (FLEXIBLE PREMIUM).
DEATH BENEFIT AVAILABLE.
INCOME OPTIONS AVAILABLE.
NONPARTICIPATING.

VA640NY

[Missing Graphic Reference]
[2900 Westchester Avenue
Purchase, New York 10577
www.jackson.com]

IMPORTANT - CONTRACT DISCLOSURES

PLEASE READ CAREFULLY

THE COMPANY RESERVES THE RIGHT TO RESTRICT THE AVAILABILITY OF THE 1-YEAR FIXED ACCOUNT OPTION AFTER ISSUE OF THIS CONTRACT.

THE COMPANY RESERVES THE RIGHT TO RESTRICT THE AMOUNT AND FREQUENCY OF TRANSFERS INTO AND FROM THE 1-YEAR FIXED ACCOUNT OPTION.

THIS CONTRACT HAS A 6% CONTRACT ENHANCEMENT ON EACH PREMIUM PAYMENT.
THE CONTRACT CHARGES INCLUDE A HIGHER MORTALITY AND EXPENSE CHARGE THAN WOULD BE CHARGED UNDER A SIMILAR CONTRACT WITHOUT A CONTRACT ENHANCEMENT. IN SOME CASES, THE AMOUNT OF A CONTRACT ENHANCEMENT MAY BE MORE THAN OFFSET BY THOSE CHARGES. ACCORDINGLY, IT IS POSSIBLE THAT UPON SURRENDER, YOU WILL RECEIVE LESS MONEY BACK THAN YOU WOULD HAVE IF YOU HAD PURCHASED A SIMILAR CONTRACT WITHOUT A CONTRACT ENHANCEMENT.

ADDITIONALLY, IF YOU MAKE A PARTIAL OR TOTAL WITHDRAWAL FROM YOUR CONTRACT IN THE FIRST NINE YEARS SINCE THE PREMIUM PAYMENT WITHDRAWN WAS MADE, YOU WILL PAY A CONTRACT ENHANCEMENT RECAPTURE CHARGE BEGINNING AT 6% AND DECLINING TO 0% THAT REIMBURSES JACKSON FOR ALL OR PART OF THE CONTRACT ENHANCEMENTS THAT WE CREDITED TO YOUR CONTRACT BASED ON YOUR PREMIUMS.

ONE OR BOTH OF THE DCA+ FIXED ACCOUNT OPTIONS MAY NOT BE AVAILABLE ON THE ISSUE DATE. PLEASE CHECK THE CONTRACT DATA PAGE TO DETERMINE WHICH DCA+ FIXED ACCOUNT OPTIONS ARE CURRENTLY AVAILABLE.

THE COMPANY RESERVES THE RIGHT TO RESTRICT THE AVAILABILITY OF THE DCA+ FIXED ACCOUNT OPTIONS AFTER ISSUE OF THIS CONTRACT.

VA640NY                                          Contract Cover Page Continued

TABLE OF CONTENTS

Provision                                                                 Page Number

CONTRACT DATA PAGE 3a

DEFINITIONS 4

GENERAL PROVISIONS 7

ACCUMULATION PROVISIONS 12

WITHDRAWAL PROVISIONS 14

DEATH BENEFIT PROVISIONS 18

INCOME PROVISIONS 21

TERMINATION PROVISION 24

TABLE OF INCOME OPTIONS 25

VA640NY                                                                    2

CONTRACT DATA PAGE

Contract Number:	1234567890

Owner:	John Doe

Owner Issue Age:	35

Joint Owner:	Jane Doe

Joint Owner Issue Age:	35

Annuitant:	John Doe

Annuitant Issue Age:	35

Joint or Contingent Annuitant:	Jane Doe

Joint or Contingent Annuitant Issue Age:	30

Initial Premium:	$50,000.00

Issue Date:	04/01/2010

Issue State:	New York

Income Date:	04/01/2070

Initial Fixed Account Minimum Interest Rate:	[1.10%] The Fixed Account Minimum Interest Rate will be redetermined on each Redetermination Date, as described under the Accumulation Provisions (Page 13).

Initial Current Interest Rate:	[3.00% for the 1-Year Fixed Option Period]

Initial Current DCA+ Interest Rate:	6-month [X.XX%] [NOT AVAILABLE] 12-month [X.XX%] [NOT AVAILABLE] ONE OR BOTH OF THE DCA+ FIXED ACCOUNT OPTIONS MAY NOT BE AVAILABLE ON THE ISSUE DATE. AVAILABILITY IS INDICATED ABOVE.

Contract Enhancement Percentage:	6%

Beneficiary(ies):	Brian Doe

VA640NY                                                                   3a

CONTRACT DATA PAGE (CONT'D)

Mortality and Expense                                              On an annual basis, this charge equals [1.65%] of the daily
Charge:                                              net asset value of the Investment Divisions.

Administration Charge:	On an annual basis, this charge equals 0.15% of the daily net asset value of the Investment Divisions.

Total Asset Based Charges:On an annual basis, the total of all asset based charges is equal to [1.80%] of the daily net asset value of the Investment Divisions.

Asset based charges are deducted daily as part of the Accumulation Unit Value calculation. Total asset based charges include the Mortality and Expense Charge, the Administration Charge and asset based charges for optional benefits.

Optional Benefits Elected at Issue:

BENEFIT	CHARGE

VA640NY                                                                   3b

CONTRACT DATA PAGE (CONT'D)

Annual Contract                                              An annual charge of no more than [$30.00] will be deducted Maintenance Charge: by the Company from those Contracts where the Contract
                                              Value is less than $50,000 at the time such charge is
                                              assessed.

Withdrawal Charge                                             Completed Years Since                                               Withdrawal Charge
Schedule:                                                Receipt of Premium                                                   Percentage
0                                        4.00%
1                                        3.50%
2                                        3.50%
3                                        3.00%
4                                        2.50%
5                                        2.00%
6                                        2.00%
7                                        2.00%
8                                        1.00%
9+                                        0.00%

Recapture Charge                                             Completed Years Since                                                Recapture Charge
Schedule:                                                Receipt of Premium                                                   Percentage
0                                       6.00%
1                                       5.50%
2                                       4.50%
3                                       4.00%
4                                       3.50%
5                                       3.00%
6                                       2.00%
7	1.00%
8	0.50%
9+                                        0.00%

Transfer/Transfer Charge:
A fee of $25.00 is charged for each transfer in excess of [15] in any Contract Year. Any Transfer Charge is deducted from the amount transferred prior to the allocation to the new Contract Option. Transfer Charges will not be applied to Company required transfers from a Fixed Account Option or to transfers due to dollar cost averaging, or other systematic investment programs provided by the Company, nor will these transfers count against the [15] free transfers allowed in a Contract Year.

Asset allocation service providers must comply with the Company's administrative systems, rules, and procedures.

A transfer will be effective as of the end of the Business Day when the Company receives a transfer request prior to market close in Good Order, otherwise the transfer will be effective as of the end of the next Business Day.

The Company will not be liable for a transfer made in accordance with the Owner's instructions.

VA640NY                                                                   3c

CONTRACT DATA PAGE (CONT'D)

Transfer/Transfer Charge                                                      FROM INVESTMENT DIVISION TO INVESTMENT DIVISION.
(Continued):                                              Prior to and after the Income Date, You may transfer all or a portion of Your Contract Value in one Investment Division to any
                                              available Investment Division(s).

FROM INVESTMENT DIVISION TO A FIXED ACCOUNT OPTION. Prior to the Income Date, You may transfer all or a portion of Your Contract Value in an Investment Division to a Fixed Account Option. The Company may restrict or prohibit this type of transfer at any time on a nondiscriminatory basis.

FROM A FIXED ACCOUNT OPTION TO AN INVESTMENT DIVISION. Prior to the Income Date, You may transfer all or a portion of Your Contract Value in a Fixed Account Option to any available Investment Division(s). The Company may restrict, limit or prohibit transfers to the 1-Year Fixed Account Option at any time on a nondiscriminatory basis.

Premium(s):
Premiums are flexible with the exception that Premiums will not be accepted on or after the first Contract Anniversary following the Owner's 85th birthday. This means that the Owner may change the amounts, frequency or timing of Premiums. The initial Premium must be at least $5,000 for Nonqualified Plan Contracts and $2,000 for Qualified Plan Contracts. Subsequent Premiums must be at least $500 ($50 if made in connection with an automatic payment plan). Total Premiums under a Contract may not exceed $1,000,000, unless approved by the Company. However, the Company may waive the minimums or maximums at any time.

The Owner may allocate Premiums among the Fixed Account Option(s) and Investment Divisions, subject to the approval of the Company, which will be granted in advance on a nondiscriminatory basis. Allocations may be made in any percent from 0% to 100% in whole percentages. The minimum that may be allocated to a Fixed Account Option or an Investment Division is $100. The Company reserves the right to restrict or refuse any Premium allocation to a Fixed Account Option(s) at any time on a nondiscriminatory basis. Any subsequent Premium will be allocated according to Your most recent instructions on file with the Company, provided that each allocation meets the minimums and restrictions described above, regardless of such instructions.

VA640NY                                                                   3d

CONTRACT DATA PAGE (CONT'D)

Premium(s) (Continued):
The Company reserves the right to require, in advance, the automatic transfer of amounts allocated to the 1-Year Fixed Account Option to the Investment Division(s) of Your choice in regular installments over a specified period from the date of allocation on a nondiscriminatory basis. A pre-determined amount will be transferred from the 1-Year Fixed Account Option to the Owner selected Investment Division(s) such that at the end of the specified period all amounts in the 1-Year Fixed Account Option will have been transferred. The Company reserves the right to specify in advance the transfer amount, the length of the period, and the transfer frequency over which the transfers will be completed. The funds being transferred will be allocated to the Investment Division(s) elected by You. You may change Your selected Investment Division(s) at any time. These automatic transfers will not count against the [15] free transfers in a Contract Year.

CONTRACT OPTIONS:

Investment Division(s):	Availability is indicated in the Contract application, current prospectus and any supplements. The Company may periodically add or delete Investment Divisions.

Fixed Account Option:	1-Year Period. The 1-Year period may not be available at all times.

Availability is indicated in the current prospectus and any supplements or related Fixed Account documents.

The Contract Options You have selected will be detailed in a confirmation sent to You by the Company on or after the Issue Date and are stated in the Contract application attached to this Contract.

Jackson National Life Insurance Company of New York
[2900 Westchester Avenue
Purchase, New York 10577
800-599-5651
www.jackson.com]

If You have questions about this Contract including requests for information about coverage or complaint resolutions, You may contact our Service Center at the following address or telephone number.

Jackson of New York Service Center [P.O. Box 30900 Lansing, MI 48909-8400 Customer Care: 800/599-5651 (8:00 a.m. - 8:00 p.m. ET) E-Mail: contactus@jackson.com]	Express Mail: Jackson of New York Service Center [1 Corporate Way Lansing, MI 48951 (8:00 a.m. - 8:00 p.m. ET) E-Mail: contactus@jackson.com]

VA640NY                                                                   3e

DEFINITIONS

ACCUMULATION UNIT. A unit of measure used to calculate the value in an Investment Division prior to the Income Date.

ANNUITANT. The natural person on whose life annuity payments for this Contract are based. Any reference to the Annuitant includes any Joint Annuitant.

ANNUITY UNIT. A unit of measure used to calculate the amount of a variable annuity payment.

BASE INTEREST RATE. The rate of interest declared by the Company, at its sole discretion, for a specified Fixed Account Option period.

BENEFICIARY(IES). The natural person(s) or entity(ies) entitled to receive any Contract benefits upon the death of the Owner or Annuitant as applicable in the circumstances.

BUSINESS DAY. Each day that the New York Stock Exchange is open for business. All requests for transactions that are received at the Company's Service Center in Good Order on any Business Day prior to market close, generally 4 P.M. Eastern Time, will be processed effective the end of that Business Day.

CONTINGENT ANNUITANT. The natural person that is designated as a subject life for purposes of electing an optional endorsement on a Qualified Plan custodial account contract only. Any reference to the Annuitant does not include any Contingent Annuitant.

CONTRACT. The Individual Deferred Variable and Fixed Annuity Contract between You and the Company.

CONTRACT ANNIVERSARY. Each one year anniversary of the Issue Date.

CONTRACT ENHANCEMENT. The amount credited to the Separate Account Contract Value and/or the Fixed Account Contract Value for each Premium received in accordance with the Contract Enhancement Provision.

CONTRACT MONTH. The one-month period beginning on the Issue Date or any Contract Monthly Anniversary.

CONTRACT OPTION. One of the allocation options offered by the Company under this Contract. Each Contract Option is more fully explained in the Accumulation Provisions.

CONTRACT VALUE. The Contract Value equals the sum of the Separate Account Contract Value and the Fixed Account Contract Value.

CONTRACT YEAR. The twelve-month period beginning on the Issue Date or any Contract Anniversary.

CURRENT INTEREST RATE. The Base Interest Rate plus any additional interest rate credited by the Company, less any charges due under any optional endorsements to the Contract. In no event will the Current Interest Rate be less than the Fixed Account Minimum Interest Rate.

VA640NY                                                                    4

DEFINITIONS (CONT'D)

DESIGNATED OPTION(S). The Investment Division(s) and/or 1-Year Fixed Account Option made available by the Company and selected by the Owner to which amounts will be transferred from a Source Option pursuant to one of the Company's systematic investment programs.

FIXED ACCOUNT. Contract Values allocated to one or more of the Fixed Account Options. Allocations made to Fixed Account Options are part of the general account of the Company. The general account is made up of all general assets of the Company, other than those in the Separate Account and other segregated asset accounts.

FIXED ACCOUNT CONTRACT VALUE. The sum of all amounts allocated or transferred to the Fixed Account Options under the Contract, reduced by any applicable taxes, plus all interest credited to the Fixed Account Options, adjusted for withdrawals (including any applicable charges and adjustments for such withdrawals), transfers and charges.

FIXED ACCOUNT MINIMUM INTEREST RATE. The interest rate used to determine the Fixed Account Minimum Value. The Fixed Account Minimum Interest Rate may vary by Redetermination Period as described in the Accumulation Provisions. The Initial Fixed Account Minimum Interest Rate is shown on the Contract Data Page.

FIXED ACCOUNT MINIMUM VALUE. Premiums, net of any applicable premium tax, Contract Enhancements, and transfers allocated to the Fixed Account Option, less transfers, withdrawals, and charges from the Fixed Account Option, accumulated at the Fixed Account Minimum Interest Rate, less any Withdrawal Charge, Recapture Charge or tax due.

FIXED ACCOUNT OPTION. A Contract Option within the Fixed Account for a specific period under which the Current Interest Rate will be credited.

GOOD ORDER. The receipt by the Company of any and all information, documentation, instructions and/or Premium deemed necessary by the Company, in its sole discretion, to issue the Contract or execute any transaction pursuant to the terms of the Contract.

INCOME DATE. The date on which annuity payments are to begin under an income option.

INVESTMENT DIVISIONS. Separate and distinct divisions of the Separate Account to which specific Underlying Mutual Fund shares are allocated, and for which Accumulation Units and Annuity Units are separately maintained. The Contract Value in the Investment Divisions will go up or down depending on the performance of the Underlying Mutual Funds.

ISSUE DATE. The date the Contract was issued by the Company, as shown on the Contract Data Page.

JOINT OWNER. If there is more than one Owner, each Owner shall be a Joint Owner of the Contract. Joint Owners have equal ownership rights and must each authorize any exercising of those ownership rights under the Contract.

LATEST INCOME DATE. The Contract Anniversary on or next following the Owner's 95th birthday under a Non-Qualified Plan Contract, or such earlier date required by the applicable qualified plan, law or regulation.

VA640NY                                                                    5

DEFINITIONS (CONT'D)

NONQUALIFIED PLAN. A retirement plan which does not qualify for favorable tax treatment under Section 401, 403, 408, 408A or 457 of the Internal Revenue Code, as amended.

OWNER ("YOU," "YOUR"). The natural person(s) or entity(ies) so designated on the Contract Data Page, or by subsequent designation. Usually, but not always, the Owner is also the Annuitant. If Joint Owners are designated, all references to Owner shall mean Joint Owners.

PREMIUM(S). Considerations paid into this Contract by or on behalf of the Owner.

QUALIFIED PLAN. A retirement plan which qualifies for favorable tax treatment under Sections 401, 403, 408, 408A or 457 of the Internal Revenue Code, as amended.

RECAPTURE CHARGE. The charge assessed against certain withdrawals from the Contract Value, which reflects that portion of the Contract Enhancement(s) still subject to recapture.

REDETERMINATION DATE. The one-month anniversary of the Issue Date falling in January each calendar year.

REDETERMINATION PERIOD. The twelve-month period beginning on each Redetermination Date.

REMAINING PREMIUM. The total Premium reduced by withdrawals that incur Withdrawal Charges and Recapture Charges, and withdrawals of Premiums that are no longer subject to Withdrawal Charges and Recapture Charges.

SEPARATE ACCOUNT. A segregated asset account established and maintained by the Company in accordance with applicable law in which a portion of the Company's assets have been allocated for this and certain other contracts.

SEPARATE ACCOUNT CONTRACT VALUE. The current value of the amounts allocated to the Investment Divisions of this Contract.

SERVICE CENTER. The Company's address and telephone number as specified on the Contract Data Page or as may be designated by the Company from time to time.

SOURCE OPTION (THE SOURCE). The Investment Division or Fixed Account Option made available by the Company and selected by the Owner from which amounts will be transferred to a Designated Option(s) pursuant to one of the Company's systematic investment programs.

UNDERLYING MUTUAL FUNDS. The registered management investment companies in which assets of the Investment Divisions of the Separate Account will be invested.

WITHDRAWAL CHARGE. The charge assessed against certain withdrawals from the Contract Value.

WITHDRAWAL VALUE. The Contract Value, less any tax payable, minus any applicable Withdrawal Charges, Recapture Charges, Annual Contract Maintenance Charges, and charges due under any optional endorsement to the Contract.

VA640NY                                                                    6

GENERAL PROVISIONS

ANNUITANT. The Owner may change the Annuitant at any time prior to the Income Date, unless the Owner is not a natural person. If the Owner is not a natural person, the age of the Annuitant will be used in lieu of the Owner's age for all purposes under this Contract, unless otherwise specified in the Contract. Also, if the Owner is not a natural person, the Waiver of Withdrawal Charge and Recapture Charge for Extended Care will apply to the Annuitant.

ASSIGNMENT. The Owner may assign this Contract before the Income Date. An assignment will take effect when signed by the Owner, subject to action taken by the Company prior to receipt in writing. The Owner may exercise these rights subject to the interest of any assignee or irrevocable beneficiary. THE COMPANY ASSUMES NO RESPONSIBILITY FOR THE VALIDITY OR TAX CONSEQUENCES OF ANY ASSIGNMENT. IF YOU MAKE AN ASSIGNMENT, YOU MAY HAVE TO PAY INCOME TAX. YOU ARE ENCOURAGED TO SEEK LEGAL AND/OR TAX ADVICE.

BENEFICIARY. The individual(s) or entity(ies) designated by the Owner to receive any amount payable under this Contract upon the Owner's death or upon the death of the Annuitant on or after the Income Date pursuant to the terms of this Contract. (See Income Provision section for details.) The original Beneficiary(ies) will be shown on the Contract Data Page. If two or more Beneficiaries are named, those Beneficiaries surviving the applicable death shall share any benefit that would have been due a Beneficiary that predeceased the applicable death in proportion equal to the proportion identified in the Beneficiary designation unless otherwise stated on the Beneficiary designation. If no Beneficiaries survive the applicable death, the death benefit shall be paid to the Owner's estate if the Owner is a natural person, otherwise to the Owner.

Upon the death of a Joint Owner, the surviving Joint Owner shall be treated as the primary Beneficiary and all other Beneficiaries shall become contingent Beneficiaries.

The Owner may request a change of any Beneficiary designation by submitting a written request to the Company's Service Center. A Beneficiary change will take effect when signed by the Owner, subject to action taken by the Company prior to receipt in writing at the Company's Service Center.

CHARGES AND FEES. The Company may assess charges or fees under the Contract. Please see the Contract Data Page for more information as to charges or fees.

The Annual Contract Maintenance Charge specified on the Contract Data Page will be deducted on each Contract Anniversary that occurs on or prior to the Income Date. It will also be deducted when the Contract Value is withdrawn in full if the full withdrawal is not on a Contract Anniversary.

CONFORMITY WITH LAWS. This Contract will be interpreted under the law of the State of New York when it is issued. Any provision which, on the Issue Date, is in conflict with New York law, is amended to conform to the minimum requirements of such law.

CONTESTABILITY. The Company will not contest this Contract from its Issue Date, as shown on the Contract Data Page.

VA640NY                                                                    7

GENERAL PROVISIONS (CONT'D)

CONTRACT ENHANCEMENT. At the time each Premium payment is received, the Company will credit an amount equal to the 6% Contract Enhancement Percentage, multiplied by the Premium. The Contract Enhancement will be allocated to the Investment Divisions and/or Fixed Account Options in the same proportion as the Premium.

Your Contract Value will reflect any gains or losses attributable to a Contract Enhancement. A Contract Enhancement, and any gains or losses attributable to a Contract Enhancement distributed under Your Contract will be considered earnings under the Contract for tax purposes.

DEFERMENT OF PAYMENTS. The Company may defer payment from a Fixed Account Option for a period not exceeding six (6) months. Deferral for the six (6) month period will be made only if We make a written request and receive written approval from the regulatory official of the State of New York. Interest pursuant to New York law will be credited during such deferred period.

ENTIRE CONTRACT. The Contract, application, endorsements, amendments and any attached Company forms together make up the entire Contract.

INCORRECT AGE OR SEX. If the age or sex of the Owner or Annuitant is incorrect, the payments will be those that the Premiums paid would have purchased at the correct age and sex. Any underpayments or overpayments will be adjusted immediately by the Company using an interest rate of 3% either as a credit to or charge against the next succeeding payment by the Company.

MINIMUM BENEFITS. For any paid up annuity option, cash value or death benefit, the amount available under this Contract will not be less than the minimum requirements of the state where this Contract was delivered.

MODIFICATION OF CONTRACT. Any change or waiver of the provisions of this Contract must be in writing and signed by the President, a Vice President, the Secretary or Assistant Secretary of the Company and filed with the New York Insurance Department prior to use. Written consent of the Owner will be obtained prior to changing any terms and conditions of the Contract in a manner that diminishes the Owner's rights and/or benefits under the Contract. No financial representative or producer has authority to change or waive any provision of this Contract.

NONPARTICIPATING. This Contract does not share in the Company's surplus or earnings.

NOTICE. Information or instructions given to the Company by You must be in a form satisfactory to the Company, referred to as Good Order. A notice relating to Owner, Beneficiary designation or assignment changes shall take effect on the date signed by the Owner, subject to action taken by the Company prior to receipt in writing at the Company's Service Center. Otherwise, any other notice takes effect when the Company accepts it and it is recorded at the Service Center.

Any notice the Company sends to the Owner will be sent to the Owner's last known address unless the Owner requests otherwise in writing. Any request or notice must be sent to the Service Center, unless the Company advises You otherwise. You are responsible for promptly notifying the Company of any address change.

VA640NY                                                                    8

GENERAL PROVISIONS (CONT'D)

PROOF OF AGE, SEX OR SURVIVAL. The Company may require satisfactory proof of correct age or sex at any time. If any payment under this Contract depends on the Annuitant, Owner or Beneficiary being alive, the Company may require satisfactory proof of survival.

PROTECTION OF PROCEEDS. Proceeds under this Contract are not assignable by any Beneficiary prior to the time such proceeds become payable. To the extent permitted by New York law, proceeds are not subject to the claims of creditors or to legal process.

REPORTS. The Company will send You a report at least once a year. The Company will also send You reports as required by law. They shall be addressed to the last address of the Owner known to the Company.

SUBSTITUTION OF INVESTMENT DIVISION(S). The Company may substitute any Underlying Mutual Fund(s) with another Underlying Mutual Fund without Your consent. Substitution would occur if the Company determines that the use of certain Underlying Mutual Fund(s) is no longer possible or if the Company determines it is no longer appropriate for the purposes of the Contract. No substitution will be made without notice to You and without prior approval of the New York Insurance Department. Changes of Underlying Mutual Fund(s) are subject to the federal securities laws and the laws of the state of New York. Should a substitution, addition, or deletion occur, You will be allowed to select from the then current Investment Divisions and substitution may be made with respect to both existing Contract Value in that Investment Division(s) and the allocation of future Premiums.

SUSPENSION OF PAYMENTS. The Company may suspend or postpone any transfers or payments to or from the Investment Divisions if any of the following occur:
1.	The New York Stock Exchange is closed;
2.	Trading on the New York Stock Exchange is restricted;
3.	An emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets; or
4.	The Securities and Exchange Commission, by order, so permits for the protection of Contract Owners.

The applicable rules and regulations of the Securities and Exchange Commission will govern whether conditions described in 2. and/or 3. exist.

TAXES. The Company may deduct from the Contract Value any premium taxes or other taxes payable to a state or other government entity because of this Contract. Should the Company advance any amount so due, the Company is not waiving any right to collect such amount at a later date. The Company will deduct any withholding taxes required by applicable law as a result of any withdrawals or amounts payable from this Contract.

TRANSFER. The conditions for transfer between Contract Options are explained in the Contract Data Page. The Company reserves the right to restrict the number, means and frequency of transfers per year that may be requested by the Owner.

VA640NY                                                                    9

GENERAL PROVISIONS (CONT'D)

Your ability to make transfers is subject to modification if the Company determines that the exercise by one or more owners is, or would be, to the disadvantage of other owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer provision which is considered by the Company to be to the disadvantage of other owners. A modification regarding Your ability to make transfers to or from one or more of the Contract Options could include, but not be limited to:
1.	The requirement of a minimum time period between each transfer;
2.	Limiting transfer requests of an agent acting on behalf of one or more owners or under a power of attorney on behalf of one or more owners;
3.	Limiting the dollar amount that may be transferred at any one time;
4	A restriction that transfers from the 1-Year Fixed Account Option in any Contract Year may not exceed the maximum amount, which is equal to:
a.
1/3 of the Contract Value in the 1-Year Fixed Account Option as of the most recent Contract Anniversary, in the first Contract Year that this restriction is in effect or if in the prior Contract Year this restriction was in effect and the maximum amount was not transferred from the 1-Year Fixed Account Option;

b.
1/2 of the Contract Value in the 1-Year Fixed Account Option as of the most recent Contract Anniversary, if in the prior Contract Year this restriction was in effect and the maximum amount was transferred from the 1-Year Fixed Account Option but in the second prior Contract Year either the restriction was not in effect or the maximum amount was not transferred;

c.
the remaining Contract Value in the 1-Year Fixed Account Option, if in both of the two prior Contract Years this restriction was in effect and the maximum amount was transferred from the 1-Year Fixed Account Option.

If this restriction is imposed, the Company may limit Your ability to transfer into or allocate new Premium to the 1-Year Fixed Account Option in any Contract Year You make a transfer from the 1-Year Fixed Account Option. If this restriction is imposed, the Company may limit Your ability to transfer from the 1-Year Fixed Account Option in any Contract Year You make a transfer into or allocate new Premium to the 1-Year Fixed Account Option. If this restriction is imposed, the Company may require any transfers from the 1-Year Fixed Account Option to occur at least twelve (12) months after the last transfer from the 1-Year Fixed Account Option in the previous Contract Year. If this restriction is imposed, systematic investment programs may be excluded; transfers under such programs do not count against the maximum amount, and the Contract Value under such programs is excluded from the determination of the maximum amount.
5.	A systematic transfer program in the event that a restriction on transfers from the Fixed Account Option(s) is imposed.

VA640NY                                                                   10

GENERAL PROVISIONS (CONT'D)

The Company may provide systematic investment programs that allow You to transfer funds among the Investment Divisions and the 1-Year Fixed Account Option. These programs may include dollar cost averaging, portfolio rebalancing, and the automatic monthly transfer of earnings from the 1-Year Fixed Account Option and/or money market Investment Division to other Investment Divisions. You may contact the Company's Service Center, and the Company will furnish all necessary forms to request these programs. The Company makes no guarantee that these programs will result in a profit or protect against loss in a declining market. The Company may restrict Your participation in these programs if You allocate funds to a Fixed Account Option.

In order to participate in a dollar cost averaging program or automatic transfer of earnings program, the Separate Account Contract Value plus the Fixed Account Contract Value must be at least $15,000. The Company may waive this requirement at its discretion. For a dollar cost averaging program, You may authorize the automatic transfer of a fixed dollar amount or selected percentage of the value of a Source Option, periodically to one or more Designated Option(s). The intervals between transfers may be monthly, quarterly, semi-annually or annually.

VA640NY                                                                   11

ACCUMULATION PROVISIONS

An Owner may not allocate Contract Values to more than eighteen Contract Options at any one time. The Company may waive this restriction at its discretion.

SEPARATE ACCOUNT. The Separate Account consists of assets the Company has set aside and has kept separate from the rest of the Company's general account assets and those of its other segregated asset accounts. These assets are not chargeable with liabilities arising out of any other business the Company may conduct. All the income, gains, and losses resulting from these assets are credited to or charged against the contracts supported by the Separate Account, and not against any other contracts the Company may issue. The assets of the Separate Account will be available to cover the liabilities of the Company's general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the Contracts supported by the Separate Account. The Separate Account consists of several Investment Divisions. The assets of the Separate Account shall be valued at least as often as any benefits of this Contract, but in no event will such valuation be less frequently than monthly.

Accumulation Units. The Separate Account Contract Value will go up or down depending on the performance of the Investment Divisions. In order to monitor the Separate Account Contract Value during the accumulation phase, the Company uses a unit of measure called an Accumulation Unit. The value of an Accumulation Unit may go up or down from Business Day to Business Day. Adjustments to the Contract Value, such as withdrawals, transfers, and charges, result in the redemption of Accumulation Units. However, these adjustments do not affect the value of the Accumulation Units.

When You make an allocation to the Investment Divisions, the Company credits Your Contract with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount allocated to any Investment Division by the Accumulation Unit Value for that Investment Division at the close of the Business Day when the allocation is made.

Accumulation Unit Value. The Company determines the value of an Accumulation Unit for each of the Investment Divisions. This is done by:
1.	Determining the total amount of money invested in the particular Investment Division;
2.	Subtracting from that amount any Mortality and Expense Charge, Administration Charge, and any other charge for optional benefits and taxes;
3.	Dividing the remainder by the number of outstanding Accumulation Units.

FIXED ACCOUNT. Amounts allocated to the Fixed Account will earn interest at the Current Interest Rate, compounded annually during the Fixed Account Option period. Subsequent Base Interest Rates may be higher or lower than the Base Interest Rates previously declared by the Company.

You may allocate Premiums, or make transfers from the Investment Divisions, to the Fixed Account Options at any time prior to the Income Date, subject to the provisions of this Contract.

VA640NY                                                                   12

ACCUMULATION PROVISIONS (CONT'D)

The Company may restrict the availability of a Fixed Account Option at any time. Written notice will be sent to You 30 days in advance of any restriction on Premium allocation or restriction, limitation or prohibition of transfers to or from the Fixed Account Option after Your Contract is in force. Written notice will also be provided to You when restrictions are lifted.

If the Owner does not specify a Fixed Account Option at the time of renewal, the Company will select the same Fixed Account Option period as has just expired. Within at least 15 days, but not more than 45 days, prior to the end of any Fixed Account Option, We will notify You of your ability to:
a)	withdraw amounts allocated to such Fixed Account Option;
b)	elect a transfer to Investment Division(s) within 30 days following the end of such Fixed Account Option; or
c)	elect a Fixed Account Option with the same duration, within 30 days following the end of such Fixed Account Option.

If a renewal occurs within one year of the Income Date, the Company will credit interest up to the Income Date at the then Current Interest Rate for the Fixed Account Option.

Fixed Account Contract Value. The Fixed Account Contract Value under the Contract shall be the sum of all amounts allocated or transferred to the Fixed Account Options, reduced by any applicable taxes, plus all interest credited to the Fixed Account Options, adjusted for withdrawals (including any applicable charges and adjustments for such withdrawals), transfers, and charges.

Fixed Account Minimum Interest Rate. On the Issue Date, the Initial Fixed Account Minimum Interest Rate is shown on the Contract Data Page. On each subsequent Redetermination Date, the Fixed Account Minimum Interest Rate will be redetermined. The redetermined rate will apply for that Redetermination Period.

The Fixed Account Minimum Interest Rate will be equal to:
1.	the average of all of the daily reported five-year Constant Maturity Treasury Rates during October of the previous year, rounded to the nearest 1/20th of a percent; less,
2.	1.25%.

The Fixed Account Minimum Interest Rate determined by this calculation may not be less than 1% nor greater than 3%.

The Company will send You an annual notice of the redetermined Fixed Account Minimum Interest Rate.

VA640NY                                                                   13

WITHDRAWAL PROVISIONS

At or before the Income Date, the Owner may withdraw all or part of the amounts under this Contract by informing the Company at the Service Center. For full withdrawal, this Contract, or a completed Lost Contract Affidavit, must be returned to the Service Center.

Premiums withdrawn from the Contract Value may be subject to a Withdrawal Charge and Recapture Charge as explained in more detail below.

Premiums that are no longer subject to the Withdrawal Charge and Recapture Charge (and not previously withdrawn), plus earnings may be withdrawn free of Withdrawal Charges and Recapture Charges at any time.

Upon full withdrawal, the Owner will receive the Withdrawal Value. The Withdrawal Value will be based on values at the end of the Business Day on which the request for withdrawal is received at the Service Center in Good Order. In no event shall the amount withdrawn, whether a full withdrawal or partial withdrawal, exceed the Withdrawal Value.

Except in connection with a systematic withdrawal program, the minimum partial withdrawal amount is $500, or if less, the Owner's entire interest in the Investment Division or Fixed Account Option from which a withdrawal is requested.

The Owner's interest in the Investment Division or Fixed Account Option from which the withdrawal is requested must be at least [$100] after the withdrawal is completed or the Owner's entire interest in the Investment Division or Fixed Account Option will be withdrawn.

Unless otherwise specified, the withdrawal will be made from each Investment Division and each Fixed Account Option in proportion to their current value. Withdrawals will be based on values at the end of the Business Day on which the request for withdrawal is received in Good Order at the Service Center.

The Company will waive the Withdrawal Charge and Recapture Charge on any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code. Any withdrawal in excess of the required minimum distribution will cause the entire amount to be subject to any applicable Withdrawal Charge and Recapture Charge.

You may elect to take a systematic withdrawal by surrendering a specific sum or a certain percentage on a monthly, quarterly, semiannual or annual basis, subject to a $50 minimum withdrawal. Such withdrawals will be counted in determining the portion of the Contract Value taken as an Additional Free Withdrawal. Systematic withdrawals in excess of the Additional Free Withdrawal amount may be subject to a Withdrawal Charge and Recapture Charge.

WITHDRAWAL CHARGE. A Withdrawal Charge may be imposed upon certain withdrawals. Withdrawal Charges will be calculated in accordance with the Withdrawal Charge schedule on the Contract Data Page. The Withdrawal Charge is equal to the Withdrawal Charge percentage applied to the portion of Remaining Premium withdrawn. The Withdrawal Charge will be taken from the Investment Divisions and the Fixed Account Options in the same proportion as the requested withdrawal.

VA640NY                                                                   14

WITHDRAWAL PROVISIONS (CONT'D)

The Withdrawal Charge is deducted from the remaining Contract Value so that the actual reduction in Contract Value as a result of the withdrawal will be greater than the withdrawal amount requested and paid.

For purposes of determining the Withdrawal Charge, earnings are defined as the excess of the Contract Value over the sum of remaining Contract Enhancements and Remaining Premiums. Withdrawals will be allocated first to earnings, if any (which may be withdrawn free of Withdrawal Charge), second to Remaining Premium on a first-in, first-out basis so that all withdrawals will be allocated to Remaining Premium to which the lowest (if any) Withdrawal Charges apply, and third to Contract Enhancements (which may be withdrawn free of any Withdrawal Charge.)

RECAPTURE CHARGE. The Contract Enhancement may be recaptured upon certain withdrawals. Recapture Charges will be calculated in accordance with the Recapture Charge schedule set forth on the Contract Data Page. The Recapture Charge is equal to the Recapture Charge percentage applied to the portion of Remaining Premium withdrawn. The Recapture Charge will be taken from the Investment Divisions and the Fixed Account Options in the same proportion as the requested withdrawal.

The Recapture Charge will be deducted from the remaining Contract Value such that the actual reduction in Contract Value as a result of the withdrawal may be greater than the withdrawal amount requested and paid.

For purposes of determining the Recapture Charge, earnings are defined as the excess of the Contract Value over the sum of remaining Contract Enhancements and Remaining Premiums. Withdrawals will be allocated first to earnings, if any (which may be withdrawn free of any Recapture Charge), second to Remaining Premium on a first-in, first-out basis so that all withdrawals will be allocated to Remaining Premium to which the lowest (if any) Recapture Charges apply, and third to Contract Enhancements (which may be withdrawn free of any Recapture Charge.)

ADDITIONAL FREE WITHDRAWAL. During a Contract Year, You may make partial withdrawals from the Contract without the Withdrawal Charge and Recapture Charge being applied. This Additional Free Withdrawal is equal to:
1.
10% of Premium that remains subject to Withdrawal Charges and/or Recapture Charges and that has not been previously withdrawn (this can be utilized once or in segments throughout the Contract Year); less,

2.	all remaining earnings, as defined in the Withdrawal Charge and Recapture Charge provisions.
Any amount to satisfy the minimum required distribution would reduce the amount available under Your Additional Free Withdrawal.

In no event shall the Additional Free Withdrawal exceed the Withdrawal Value.

Both Withdrawal Charges and Recapture Charges are waived on amounts withdrawn that are less than or equal to the Additional Free Withdrawal. Although Additional Free Withdrawals reduce Contract Value in either the Investment Division and/or the Fixed Account Option, they do not reduce Remaining Premium. As a result, You will not receive the benefit of an Additional Free Withdrawal if You take a full withdrawal. Withdrawals during the Contract Year in excess of the Additional Free Withdrawal may be subject to a Withdrawal Charge and Recapture Charge.

VA640NY                                                                   15

WITHDRAWAL PROVISIONS (CONT'D)

This Additional Free Withdrawal is non-cumulative; that is, Additional Free Withdrawals not taken during any given Contract Year cannot be taken as Additional Free Withdrawals in a subsequent Contract Year.

WAIVER OF WITHDRAWAL CHARGE AND RECAPTURE CHARGE FOR EXTENDED CARE. If You are confined as an inpatient to a Nursing Home or Hospital for ninety (90) consecutive days, a period during which the Withdrawal Charge and/or Recapture Charge otherwise would normally apply, the Company will waive the Withdrawal Charge and Recapture Charge on any amounts You request withdrawn from the Contract under this provision.

You may exercise this provision only once, regardless of the subsequent occurrence of the same condition or the occurrence of a different condition. Once Your eligibility has been established, You may request one withdrawal or multiple withdrawals subject to the maximum allowed. You are not eligible for this waiver if:
1.
You are confined to a Nursing Home or Hospital during the thirty-day (30) period following the Issue Date, unless such confinement is not related to a subsequent confinement for which You request the waiver; or,

2.	You are no longer confined to a Nursing Home or Hospital.

Confinement to the Nursing Home or Hospital must be prescribed by a Physician and be medically necessary, meaning the confinement is appropriate and consistent with the diagnosis in accordance with accepted standards of practice, and which could not have been omitted without adversely affecting the confined Owner's condition.

Withdrawals made pursuant to this provision shall not exceed [$250,000]. If Your Contract Value is below this amount, You may withdraw 100% of the Contract Value. Withdrawals will be taken from the Separate Account Contract Value and the Fixed Account Contract Value as stated in the Withdrawal Provisions of the Contract.

Definitions. For the purpose of this provision, the following definitions apply:

Hospital. A facility located within the United States or its territories which is operated pursuant to law; operates primarily for the care and treatment of sick and injured persons as inpatients; provides continuous 24-hour nursing service by or under the supervision of a registered professional nurse (R.N.); is supervised by a staff of licensed physicians; and, has medical, diagnostic and major surgical facilities on a prearranged basis.

Immediate Family. A spouse, child, brother, sister, parent or grandparent.

Nursing Home. A facility located in the United States or its territories; operates pursuant to law in the jurisdiction in which it is located; provides custodial care under the supervision of a registered nurse (R.N.) or a Physician; and, does not include any place owned or operated by a member of the Beneficiary's, Annuitant's or Joint Annuitant's, Owner's or Joint Owner's Immediate Family.

VA640NY                                                                   16

WITHDRAWAL PROVISIONS (CONT'D)

Physician. An individual who is licensed to practice medicine and treat illness or injury in the United States or its territories where treatment is received and who is acting within the scope of his or her license. The term Physician only refers to a Physician licensed and currently practicing in the United States or its territories. Physician does not include:
1. an Annuitant or Joint Annuitant;
2. an Owner or Joint Owner
3. Beneficiary(ies); or
4.	a person who is part of the Beneficiary's, Annuitant's or Joint Annuitant's, Owner's or Joint Owner's Immediate Family.

Claim Requirements. Written notice and proof of claim of the Owner's confinement must be submitted to the Company 90 days after the date the Owner becomes confined to a Nursing Home or Hospital before a waiver will be considered pursuant to this Endorsement. Written proof includes: (1) a properly completed Company claim form; (2) Your signed medical records release; and (3) a Physician's statement of condition satisfactory to the Company. The Company reserves the right to request additional medical information from any Physician, Hospital, or Nursing Home. The Company may require, at its expense, an additional examination by a Physician of its choice. If there is a discrepancy between medical opinions, the opinion of the Company's Physician will govern.

A PAYMENT UNDER THIS PROVISION MAY BE TAXABLE. AS WITH ALL TAX MATTERS, YOU ARE ENCOURAGED TO SEEK LEGAL AND/OR TAX ADVICE.

VA640NY                                                                   17

DEATH BENEFIT PROVISIONS

DEATH BENEFIT PROCEEDS. The settlement of the death proceeds will be made upon receipt of proof of death in Good Order and will include any required interest from the date of death to the date of settlement. Interest paid will be at the same rate as paid on death proceeds left with the Company.

DEATH OF OWNER BEFORE THE INCOME DATE. Upon the Owner's death, or the death of any Joint Owner, before the Income Date, the death benefit will be paid to the Beneficiary(ies) designated by the Owner. Upon the death of a Joint Owner, the surviving Joint Owner, if any, will be treated as the primary Beneficiary. Any other beneficiary designation on record at the Service Center at the time of death will be treated as a contingent Beneficiary.

•	DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE. The death benefit is equal to the greater of:
1.	the current Contract Value; or
2.
all Premiums (net of any applicable premium tax) paid into the Contract less any withdrawals and any applicable Contract charges assessed to such withdrawals incurred since the issuance of the Contract.

All adjustments will occur at the time of the withdrawal or Premium payment. All adjustments for amounts withdrawn will reduce the death benefit in the same proportion that the Contract Value was reduced on the date of such withdrawal.

The death benefit amount will be determined as of the end of the Business Day when due proof of the Owner's death satisfactory to the Company and an election as to the type of death benefit option is received by the Company at its Service Center in Good Order.

From the time of death of the Owner until the death benefit amount is determined, any amount allocated to an Investment Division will be subject to investment risk. This investment risk is borne by the Beneficiary(ies).

•
DEATH BENEFIT OPTIONS BEFORE INCOME DATE. In the event of the Owner's death or the death of a Joint Owner before the Income Date, a Beneficiary must request that the death benefit be paid under one of the death benefit options below unless the Owner did so previously. The following are the available death benefit options:

1.	Option 1 - single lump-sum payment of the death benefit; or
2.	Option 2 - payment of the entire death benefit within five years of the date of the death of the Owner or any Joint Owner; or
3.
Option 3 - payment of the death benefit under an income option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one year of the date of the death of the Owner or Joint Owner.

Any portion of the death benefit not applied under Option 3 within one year of the date of the Owner's death must be distributed within five years of the date of the Owner's death.

VA640NY                                                                   18

DEATH BENEFIT PROVISIONS (CONT'D)

If a single lump-sum payment is requested, the amount will be paid within seven days of receipt of proof of death and the election in Good Order at the Service Center, unless either the Suspension of Payments or Deferment of Payments under the General Provisions is in effect.

Payment to the Beneficiary, other than in a single lump-sum, may only be elected during the 60-day period beginning with the date of receipt of proof of death in Good Order by the Service Center.

Spousal Continuation Option. If the Joint Owner, if any, or the Beneficiary is the spouse of the deceased Owner, he or she may elect to continue the Contract in his or her own name, at the current Contract Value, and exercise all the Owner's rights under the Contract in lieu of taking the death benefit as a lump-sum payment.

Special Spousal Continuation Option. In lieu of taking the death benefit as a lump-sum payment or continuing the Contract at the then current Contract Value, if the Beneficiary is the spouse of the Contract Owner, he or she may elect to continue the Contract at an adjusted Contract Value as described below. The spouse will then exercise all the Contract Owner's rights under the Contract. The date that the Company receives the spouse's written request to continue the Contract, under this Special Spousal Continuation Option, and proof of the death of the Contract Owner in Good Order will be referred to as the Continuation Date.

The Contract Value for the continuing Contract will be adjusted so that it will equal the amount of the death benefit that would have been payable as a lump-sum payment at Your death. If the Contract Value on the Continuation Date is less than the death benefit, an amount will be added to the Contract Value to make up the difference. This amount is referred to as the Continuation Adjustment. The Continuation Adjustment will be allocated among the Contract Options in accordance with the current instructions for the Contract, subject to any minimum allocation restrictions unless the Company receives other allocation instructions with the Special Spousal Continuation Option election. No Contract Enhancement will be credited for the Continuation Adjustment. Withdrawal Charges and Recapture Charges will continue with the same schedule as prior to the initial Owner's death. However, no Withdrawal Charge or Recapture Charge schedule will apply to the Continuation Adjustment.

For purposes of determining future death benefits under the continuing Contract, the Contract Value following the application of any Continuation Adjustment will be considered as the initial Premium of the continuing Contract. Any future death benefit, including an enhanced death benefit, if any, will be determined on that basis and will use the age of the surviving spouse on the Continuation Date.

This Special Spousal Continuation Option can only be exercised one time under this Contract, but may not be available if the Owner elected to pre-select the death benefit option. Any benefit available under this Special Spousal Continuation Option will end upon the change of ownership or assignment of the Contract.

VA640NY                                                                   19

DEATH BENEFIT PROVISIONS (CONT'D)

Pre-selected Death Benefit Option Election. Prior to the Income Date the Owner may designate the option under which the death benefit will be paid. This designation of the death benefit option must be given in a form acceptable to the Company, and will take effect only after being recorded by the Company.

The Owner may elect any death benefit option described in this Contract, or other death benefit option, as agreed upon by the Company at the time of election. Once elected, the designation can only be revoked or changed by the Owner in a form acceptable to the Company. Upon the death of the Owner, the Beneficiary may not revoke or modify the death benefit option elected, subject to the requirements of the Internal Revenue Code. However, at the time of the Owner's death, the Company reserves the right to change or modify the death benefit option if the death benefit option previously elected exceeds the life expectancy of the Beneficiary. If a Pre-selected Death Benefit Option Election is not made by the Owner prior to the Owner's death, the Beneficiary may request that the death benefit be paid under any of the death benefit options described in this Contract, or other death benefit option, as agreed upon by the Company at the time of request.

If this Pre-selected Death Benefit Option Election is in force at the time of the Owner's death, the payment of the death benefit may not be postponed, nor can the Contract be continued under any provisions of this Contract. These restrictions apply even if the Beneficiary is the spouse of the Owner, unless such restriction is prohibited by law.

DEATH OF OWNER AFTER THE INCOME DATE. If the Owner or any Joint Owner, who is not an Annuitant, dies after the Income Date, any remaining payments under the income option elected will continue at least as rapidly as under the method of distribution in effect at the Owner's death. Upon the Owner's death after the Income Date, the Beneficiary becomes the Owner.

DEATH OF ANNUITANT BEFORE INCOME DATE. Upon the death of an Annuitant who is not an Owner before the Income Date, the Contract remains in force and the Owner will become the Annuitant. The Owner may designate a new Annuitant. However, if the Owner is not a natural person, the death of the primary Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated.

DEATH OF ANNUITANT AFTER INCOME DATE. Upon the death of the Annuitant after the Income Date, the death benefit, if any, will be as specified in the income option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

VA640NY                                                                   20

INCOME PROVISIONS

INCOME DATE. The date on which annuity payments are to begin. The Income Date may not be sooner than 13 months from the Issue Date of the Contract. If no Income Date is selected, the Income Date will be the Latest Income Date. At any time at least seven days prior to the Income Date then indicated on the Company's records, the Owner may change the Income Date by written notice to the Service Center, subject to the Latest Income Date.

INCOME OPTIONS. The Owner, or any Beneficiary who is so entitled, may elect to receive a single lump-sum. However, a single lump-sum distribution will be deemed to be a withdrawal. Alternatively, an income option may be elected. The Owner may, upon prior written notice to the Company at its Service Center, elect an income option at any time prior to the Income Date or change an income option up to seven days before the Income Date. Unless otherwise designated, the Owner will be the payee.

If no other income option is elected, monthly annuity payments will be made in accordance with Option 3 below, a life annuity with 120-month period certain. Payments will be made in monthly, quarterly, semiannual or annual installments as selected by the Owner. However, if the amount available to apply under an income option is less than $5,000, and New York law permits, the Company has the right to make payments in one single lump-sum. The single lump-sum payment will not be less than would have been applied under an income option. In addition, if the first payment provided would be less than $50, and New York law permits, the Company may require the frequency of payments be at quarterly, semiannual or annual intervals so as to result in an initial payment of at least $50.

NO WITHDRAWALS OF CONTRACT VALUE ARE PERMITTED DURING THE ANNUITY PERIOD FOR ANY INCOME OPTION UNDER WHICH PAYMENTS ARE BEING MADE PURSUANT TO LIFE CONTINGENCIES.

Upon written election filed with the Company at its Service Center, all of the Contract Value will be applied to provide one of the following income options. The amount at annuitization will not be less than the greater of the Withdrawal Value or 95% of the Contract Value.

OPTION 1 - LIFE INCOME. An annuity payable monthly during the lifetime of the Annuitant. Under this income option, no further annuity payments are payable after the death of the Annuitant, and there is no provision for a death benefit payable to the Owner. Therefore, it is possible under Option 1 for the Owner to receive only one monthly annuity payment under this income option if the Annuitant has an early death. If the Annuitant dies after the Income Date but prior to the first annuity payment being paid, the amount applied to this income option will be paid to the Owner or the Owner's Beneficiary(ies).

OPTION 2 - JOINT AND SURVIVOR. An annuity payable monthly while both the Annuitant and a designated second person are living. Upon the death of either person, the monthly annuity payments will continue during the lifetime of the survivor at either the full amount previously payable or as a percentage (either one-half or two-thirds) of the full amount, as chosen at the time of election of the income option. If a reduced annuity payment to the survivor is desired, variable annuity payments will be determined using either one-half or two-thirds of the number of each type of Annuity Unit credited. Fixed annuity payments will be equal to either one-half or two-thirds of the fixed annuity payment payable during the joint life of the Annuitant and the designated second person.

VA640NY                                                                   21

INCOME PROVISIONS (CONT'D)

Annuity payments terminate automatically and immediately upon the death of the surviving person without regard to the number or total amount of payments received. There is no minimum number of fixed annuity payments, and it is possible to have only one monthly annuity payment if both the Annuitant and the designated second person die before the due date of the second payment. If both Annuitants die after the Income Date but prior to the first annuity payment being paid, the amount applied to this income option will be paid to the Owner or the Owner's Beneficiary(ies).

OPTION 3 - LIFE ANNUITY WITH 120 OR 240 MONTHLY PERIODS GUARANTEED. An annuity payable monthly during the lifetime of the Annuitant with the guarantee that if, at the death of the Annuitant, payments have been made for fewer than the guaranteed 120 or 240 monthly periods, as elected, the balance of the guaranteed number of payments will continue to be made to the Owner as scheduled. In the event the Owner dies before the specified number of guaranteed payments has been made, the Beneficiary(ies) may elect to continue receiving the fixed and variable payments according to the terms of this Contract or may alternatively elect to receive the present value of any remaining guaranteed payments in a single lump-sum, the amount of which is calculated by the Company. The present value of any remaining guaranteed payments will be based on the total annuity payment as of the date of the calculation.

OPTION 4 - INCOME FOR A SPECIFIED PERIOD. Under this income option, the Owner can elect monthly payments for any number of years from 5 to 30. This election must be made for full 12-month periods. In the event the Owner dies before the specified number of payments has been made, the Beneficiary(ies) may elect to continue receiving the fixed and variable payments according to the terms of this Contract or may alternatively elect to receive the present value of any remaining guaranteed payments in a single lump-sum, the amount of which is calculated by the Company. The present value of any remaining guaranteed payments will be based on the total annuity payment as of the date of the calculation.

ADDITIONAL OPTIONS. The Company may make other income options available including income options for longer periods.

The Owner may elect either fixed or variable annuity payments as described below.

FIXED ANNUITY PAYMENTS. To the extent a fixed income option has been elected, the Contract Value allocated to the fixed annuity payment option, less any applicable taxes and other Contract charges, shall be applied to the payment of the income option elected at annuity rates at least as great as the annuity rates based upon the Table of Income Options specified in the Contract.

In no event will the fixed payments be changed once they begin.

VARIABLE ANNUITY PAYMENT. The initial variable annuity payment is determined by taking the Contract Value allocated to that Investment Division, less any applicable taxes and other Contract charges, and then applying it to the Table of Income Options specified in the Contract.

VA640NY                                                                   22

INCOME PROVISIONS (CONT'D)

The first variable annuity payment is divided by the value of an Annuity Unit as of the Income Date to establish the number of Annuity Units representing each variable annuity payment. The number of Annuity Units determined for the first variable annuity payment remains constant for the second and subsequent variable annuity payments, assuming that no reallocation of Contract Values is made.

The amount of the second and each subsequent variable annuity payment is determined by multiplying the number of Annuity Units by the Annuity Unit Value as of the Business Day next preceding the date on which each payment is due.

ANNUITY UNIT VALUE. The initial value of an Annuity Unit of each Investment Division was set when the Investment Divisions were established. The value may increase or decrease from one Business Day to the next. The Table of Income Options contained in the Contract is based on the assumed net investment rates described in the Basis of Computation provision. If the actual net investment rate experienced by an Investment Division exceeds the assumed net investment rate, variable annuity payments will increase over time. Conversely, if the actual net investment rate is less than the assumed net investment rate, variable annuity payments will decrease over time. If the actual net investment rate equals the assumed net investment rate, the variable annuity payments will remain constant.

The value of a fixed number of Annuity Units will reflect the investment performance of the Investment Divisions, and the amount of each payment will vary accordingly.

For each Investment Division, the value of an Annuity Unit for any Business Day is determined by multiplying the Annuity Unit Value for the immediately preceding Business Day by the net investment factor for the Business Day for which the Annuity Unit Value is being calculated. The result is then multiplied by a second factor which offsets the effect of the assumed net investment rate. The net investment factor, which reflects changes in the net asset value of Investment Divisions, is determined by dividing 1. by 2., and then subtracting 3. from the result, where:

1.	Is the net result of:
a.	the net asset value of an Investment Division determined as of the end of the Business Day, plus
b.	the per share amount of any dividend or other distribution declared by the Investment Division if the "ex-dividend" date occurs on the Business Day, plus or minus
c.
a per share credit or charge with respect to any taxes paid or reserved for by the Company which are determined by the Company to be attributable to the operation of the Investment Division (no federal income taxes are applicable under present law);

2.	Is the net asset value of the Investment Division determined as of the end of the preceding Business Day; and
3.	Is the asset charge factor determined by the Company for the Business Day to reflect the applicable Mortality and Expense Charge and the Administration Charge.

Neither expenses actually incurred, other than taxes on the investment return, nor mortality actually experienced, shall adversely affect the dollar amount of variable annuity payments after such payments have commenced.

VA640NY                                                                   23

TERMINATION PROVISION

This Contract will terminate and all benefits under this Contract will cease on the earlier of:
1.	the date of a full surrender;
2.	the date the Contract Value falls to zero for any reason; or
3.	the date upon which due proof of death of the Owner (or any Joint Owner) and an election of the type of payment to the Beneficiary(ies) is received at Our Service Center in Good Order.

VA640NY                                                                   24

TABLE OF INCOME OPTIONS

The following table is for this Contract whose net proceeds are $1,000, and will apply pro rata to the amount payable under this Contract.

UNDER OPTION 4		MONTHLY INSTALLMENT UNDER OPTIONS 1 OR 3
No. of Monthly Install-ments	Monthly Install-ments	Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain
		Male	Life	120	240	Male	Life	120	240	Female	Life	120	240	Female	Life	120	240
60	17.09	40	2.44	2.43	2.41	70	5.58	5.22	4.22	40	2.28	2.27	2.26	70	4.95	4.77	4.10
72	14.31	41	2.48	2.48	2.45	71	5.81	5.39	4.27	41	2.31	2.31	2.30	71	5.16	4.94	4.17
84	12.33	42	2.53	2.52	2.49	72	6.06	5.56	4.32	42	2.36	2.35	2.34	72	5.38	5.11	4.23
96	10.84	43	2.58	2.57	2.54	73	6.33	5.74	4.36	43	2.40	2.39	2.38	73	5.62	5.30	4.28
108	9.68	44	2.63	2.62	2.59	74	6.61	5.92	4.40	44	2.44	2.44	2.42	74	5.88	5.49	4.34
120	8.76	45	2.68	2.67	2.63	75	6.91	6.10	4.43	45	2.49	2.48	2.46	75	6.16	5.69	4.38
132	8.00	46	2.74	2.73	2.68	76	7.24	6.29	4.46	46	2.54	2.53	2.51	76	6.46	5.89	4.42
144	7.37	47	2.80	2.79	2.74	77	7.59	6.47	4.49	47	2.59	2.58	2.56	77	6.78	6.10	4.45
156	6.84	48	2.86	2.85	2.79	78	7.96	6.65	4.51	48	2.64	2.63	2.60	78	7.14	6.30	4.48
168	6.38	49	2.93	2.91	2.84	79	8.37	6.84	4.53	49	2.70	2.69	2.66	79	7.52	6.51	4.51
180	5.98	50	2.99	2.97	2.90	80	8.80	7.01	4.55	50	2.75	2.74	2.71	80	7.94	6.72	4.53
192	5.64	51	3.06	3.04	2.96	81	9.25	7.19	4.56	51	2.81	2.80	2.76	81	8.39	6.93	4.54
204	5.33	52	3.14	3.11	3.02	82	9.75	7.35	4.57	52	2.88	2.87	2.82	82	8.88	7.12	4.56
216	5.06	53	3.22	3.19	3.08	83	10.27	7.51	4.58	53	2.95	2.93	2.88	83	9.41	7.31	4.57
228	4.82	54	3.30	3.27	3.15	84	10.83	7.66	4.58	54	3.02	3.00	2.94	84	9.99	7.49	4.58
240	4.60	55	3.39	3.35	3.21	85	11.43	7.80	4.59	55	3.09	3.07	3.00	85	10.61	7.66	4.58
252	4.40	56	3.48	3.44	3.28	86	12.07	7.92	4.59	56	3.17	3.15	3.07	86	11.28	7.81	4.59
264	4.22	57	3.57	3.53	3.35	87	12.75	8.04	4.59	57	3.25	3.23	3.13	87	12.00	7.95	4.59
276	4.06	58	3.68	3.62	3.42	88	13.48	8.15	4.59	58	3.34	3.31	3.20	88	12.77	8.07	4.59
288	3.90	59	3.79	3.73	3.49	89	14.25	8.25	4.60	59	3.43	3.40	3.27	89	13.58	8.18	4.60
300	3.77	60	3.90	3.83	3.56	90	15.07	8.34	4.60	60	3.53	3.50	3.35	90	14.44	8.28	4.60
312	3.64	61	4.02	3.94	3.63	91	15.94	8.41	4.60	61	3.64	3.60	3.42	91	15.34	8.36	4.60
324	3.52	62	4.16	4.06	3.70	92	16.87	8.48	4.60	62	3.75	3.70	3.50	92	16.28	8.44	4.60
336	3.41	63	4.30	4.18	3.77	93	17.85	8.54	4.60	63	3.87	3.81	3.58	93	17.26	8.51	4.60
348	3.31	64	4.44	4.31	3.84	94	18.90	8.60	4.60	64	3.99	3.93	3.65	94	18.29	8.56	4.60
360	3.21	65	4.60	4.45	3.91	95	20.03	8.64	4.60	65	4.13	4.05	3.73	95	19.37	8.61	4.60
		66	4.77	4.59	3.98	96	21.25	8.67	4.60	66	4.27	4.18	3.81	96	20.51	8.65	4.60
		67	4.96	4.74	4.05	97	22.59	8.70	4.60	67	4.42	4.31	3.89	97	21.73	8.69	4.60
		68	5.15	4.89	4.11	98	24.08	8.72	4.60	68	4.59	4.46	3.96	98	23.09	8.71	4.60
		69	5.36	5.05	4.17	99	25.77	8.74	4.60	69	4.76	4.61	4.03	99	24.62	8.73	4.60

Note:	Due to the length of the information, the factors for Option 2 are available from the Service Center upon Your request.

BASIS OF COMPUTATION. The actuarial basis for the Table of Income Options is the Annuity 2000 Mortality Table, with an assumed net investment rate of 1% and a 0% expense load. The interest rate used in the present value calculation referred to in Options 3 and 4 will be determined by the Company, but in no instance will it be greater than the rate used to calculate the initial payment. The Table of Income Options does not include any applicable tax. The benefits of this Contract will not vary due to expense and/or mortality results.

VA640NY                                                                   25